                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              PRIME SERVICE, INC.
                                       AT
                              $32.00 NET PER SHARE
                                       BY
                              PS ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                         ATLAS COPCO NORTH AMERICA INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON MONDAY, JULY 7, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST TWENTY-MILLION (20,000,000) SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF THE COMPANY, (COLLECTIVELY, THE "SHARES"), (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

    THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 8, 1997 (THE "MERGER AGREEMENT"), AMONG ATLAS COPCO NORTH AMERICA INC., PS ACQUISITION CORP., AND PRIME SERVICE, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

    Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    Questions and requests for assistance may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, or to Georgeson & Company Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

June 9, 1997

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

Introduction...............................................................................................           1

 1. Terms of the Offer.....................................................................................           2

 2. Acceptance for Payment and Payment for Shares..........................................................           4

 3. Procedure for Tendering Shares.........................................................................           5

 4. Withdrawal Rights......................................................................................           7

 5. Certain Federal Income Tax Consequences................................................................           8

 6. Price Range of Shares; Dividends.......................................................................           9

 7. Certain Effects of the Transaction.....................................................................          10

 8. Certain Information Concerning the Company.............................................................          11

 9. Certain Information Concerning Parent and the Offeror..................................................          13

10. Source and Amount of Funds.............................................................................          15

11. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company..................          16

12. Purpose of the Offer and the Merger; Plans for the Company.............................................          17

13. The Transaction Documents..............................................................................          19

14. Dividends and Distributions............................................................................          28

15. Certain Conditions to the Offeror's Obligations........................................................          29

16. Certain Legal Matters..................................................................................          30

17. Fees and Expenses......................................................................................          33

18. Miscellaneous..........................................................................................          34

Annex I. Certain Information Concerning the Directors and Executive Officers of
  Parent and the Offeror...................................................................................         I-1

TO THE HOLDERS OF COMMON STOCK OF PRIME SERVICE, INC.:

                                  INTRODUCTION

    PS Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Atlas Copco North America Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $.01 par value per share, of Prime Service, Inc., a Delaware corporation (the "Company"), (collectively, the "Shares"), at a purchase price of $32.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager" or "Merrill Lynch"), The Bank of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    The Company has advised the Offeror that Credit Suisse First Boston Corporation ("First Boston"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that, as of the date of the Merger Agreement, the consideration to be offered to the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is set forth in full in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to the Company's stockholders with this Offer to Purchase, and such stockholders are urged to read the opinion in its entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST TWENTY MILLION (20,000,000) SHARES (THE "MINIMUM CONDITION"), (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 8, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). If the Offeror acquires at least 90% of the outstanding Shares pursuant to the Offer, the Offeror would be able to effect the Merger pursuant to the "short form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any stockholder of the Company. See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the DGCL) will be canceled and become the right to receive from the Surviving Corporation $32.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

    The Merger Agreement provides that, promptly after the acquisition by the Offeror of such number of Shares constituting a majority of the outstanding Shares pursuant to the Offer, Parent will be entitled, to the fullest extent permitted by law, to designate at its option a majority of the members of the Board of Directors of the Company. The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable Parent's designees to be elected or appointed to the Board, and to take all action necessary to effect any such election. The Merger Agreement is more fully described in Section 13.

    In connection with the execution and delivery of the Merger Agreement, Parent and certain affiliates and clients of Investcorp S.A., a Luxembourg corporation (collectively, the "International Investors"), have entered into the Stockholder Agreement, dated as of June 8, 1997 (the "Stockholder Agreement"), pursuant to which the International Investors have agreed, among other things, to tender their respective Shares (collectively, the "International Investor Shares") to the Offeror in connection with the Offer, constituting an aggregate of approximately 74.0% of the outstanding Shares. Subject to the terms and conditions of the Stockholder Agreement, the International Investors have agreed to vote, and have appointed Parent and its officers, Mr. Mark Cohen and Mr. Sixten Nordmark, as their irrevocable proxies to vote, the International Investor Shares in favor of the Merger and of certain related actions and against certain other enumerated actions or agreements. Subject to the terms and conditions of the Stockholder Agreement, the International Investors have agreed to refrain from soliciting or responding to certain inquiries or proposals regarding the Company, to comply with certain restrictions upon the transfer of the International Investor Shares, to waive any rights of appraisal available in the Merger and to take or refrain from taking certain other actions.

    The Stockholder Agreement also provides that, under certain circumstances, if any of the International Investors receives any consideration in excess of $32.00 in respect of all or any portion of the International Investor Shares from Parent, the Offeror or any of their affiliates or, following a termination of the Merger Agreement, from a third party in connection with a Third Party Business Combination (as defined below), Parent will be entitled to all or a portion of such consideration, to the extent in excess of $32.00 and less than or equal to $36.00. The Stockholder Agreement is more fully described in Section 13.

    The Company has advised the Offeror that as of June 6, 1997, there were 27,991,721 Shares issued and outstanding, and as of the date of the Merger Agreement there were outstanding stock options and rights to purchase not in excess of 611,732 Shares. As of the date hereof, (i) neither the Offeror nor Parent beneficially owns any Shares and (ii) the International Investors beneficially own in the aggregate 20,722,116 Shares, constituting approximately 74.0% of the outstanding Shares. If the Offeror acquires at least 14,301,727 Shares in the Offer, it will control a majority of the outstanding Shares (assuming the exercise of all options to purchase Shares outstanding at the expiration date of the Offer). Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, July 7, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

    If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST TWENTY MILLION (20,000,000) SHARES, ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION
15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive any condition to the Offer. If the Minimum Condition or any condition set forth in
Section 15 has not been satisfied by 12:00 Midnight, New York City time, on Monday, July 7, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

    Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the consent of the Company, decrease the Offer Price, change the form of consideration to be paid pursuant to the Offer, decrease the number of Shares being sought pursuant to the Offer, amend or modify any of the conditions to the Offer, impose any additional conditions to the Offer, extend the Offer, if all of the Offer conditions have been satisfied or waived, or amend any other term or condition of the Offer. Notwithstanding the foregoing, the Offeror may, in its sole discretion and without the consent of the Company, extend the Offer at any time and from time to time (i) if at the Expiration Date of the Offer, any of the conditions shall not have been satisfied, (ii) for any period required by applicable law, including, without limitation, any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer, or (iii) if on the Expiration Date of the Offer all of the conditions to the Offer shall have been satisfied or waived but the number of Shares that have been validly transferred and not withdrawn is less than 90% of the then outstanding Shares, for an aggregate period of not more than five business days beyond the latest expiration date permitted under clause (i) or (ii) of this sentence provided that, in the event of any such extension, all of the conditions to the Offer and to Parent's and the Offeror's obligations to consummate the Merger that have been satisfied as of such date shall be deemed irrevocably waived by Parent and the Offeror.

    Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Except to the extent required by the Merger Agreement, there can be no assurance that the Offeror will exercise its right to extend the Offer. See Section 13.

    Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect (subject to the provisions of the Merger Agreement). The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

    Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act and any other applicable rules of the Commission, the Offeror expressly reserves the right to delay acceptance for payment and payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book Entry Confirmation") of a book entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book entry transfer, an Agent's Message (as defined below) and
(iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book Entry Confirmation, which states that such Book Entry Transfer Facility has received an express acknowledgment from the participant in such Book Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE OFFEROR BECAUSE OF ANY DELAY IN MAKING ANY PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book entry transfer to a Book Entry Transfer Facility, such Shares will be credited to an account maintained within such Book Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3. PROCEDURE FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book entry transfer set forth below, and a Book Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    BOOK ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at each Book Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book Entry Transfer

Facility's system may make book entry delivery of Shares by causing a Book Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book Entry Transfer Facility in accordance with such Book Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book entry at a Book Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN

THE CASE OF A BOOK ENTRY TRANSFER, BY BOOK ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT 31% "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST GENERALLY SUBMIT A COMPLETED FORM W-8 TO AVOID 31% BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys in fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the

Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after August 7, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger, although, under proposed legislation not yet effective, gain or loss would be determined based on the average tax basis of all Shares held by the beneficial owner. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Long-term capital gain of individuals currently is taxed at a maximum rate of 28%. Legislation has been proposed which, if enacted, would favorably affect the taxation of capital gains. It is uncertain whether, in what form, and with what effective date any such legislation will be enacted. However, the chairmen of the House Ways and Means Committee and the Senate Finance Committee have stated their present intention to propose legislation regarding capital gains effective tax rate reductions which will be effective for transactions occurring on or after May 7, 1997.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into the right to receive cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

    Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K"), the Shares are traded on the New York Stock Exchange (the "NYSE"). The Shares were initially offered to the public on November 1, 1996 at a price of $23.50 per share. Prior to such date, there was no public market for the Shares. The following table sets forth for the periods indicated the high and low sales prices per Share on the NYSE as reported by the Company in the 1996 10-K with respect to the year ended December 31, 1996, and as reported by published financial sources with respect to periods after December 31, 1996.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
Year Ended December 31, 1996:
  Fourth Quarter.............................................................  $  30 3/8  $  23 1/2
Year Ended December 31, 1997:
  First Quarter..............................................................  $  27 1/2  $  17 1/2
  Second Quarter (through June 6, 1997)......................................     25 3/4         18

    On June 6, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement and the commencement of the Offer, the closing price per Share as reported on the NYSE was $24 7/8.

    Since its inception, the Company has not paid cash dividends on its Shares.

7. CERTAIN EFFECTS OF THE TRANSACTION.

    The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of June 5, 1997, there were approximately 75 holders of record and as of March 31, 1997 there were approximately 900 beneficial owners of the Shares.

    MARKET FOR SHARES. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting such Shares if, among other things, the number of public holders of 100 Shares or more should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for the Shares would be adversely affected.

    In the event that the Shares should no longer be listed or traded on the NYSE, it is possible that such Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of such Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of such Shares are met. Notwithstanding the termination of registration of the Shares, the Company will continue to make public disclosure of financial and certain other information in annual, quarterly and other reports to be filed with the Commission under the Exchange Act in connection with the Company's 12.75% senior subordinated notes due March 1, 2005 for so long as such notes remain outstanding.

    If registration of the Shares is terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent and the Dealer Manager assume any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or the Dealer Manager.

    The Company is a Delaware corporation with its principal executive offices located at 16225 Park Ten Place, Suite 200, Houston, Texas 77084. The Company is one of the leading rental equipment companies in the United States, and currently operates 122 rental equipment yards in 14 states. The Company rents over 100 different types of equipment, such as aerial manlifts, portable air compressors, forklifts and light earth moving equipment and small equipment such as power tools, to commercial construction, industrial and residential users. The Company also sells complementary parts and merchandise and used equipment, and acts as a distributor of new equipment on behalf of nationally known equipment manufacturers.

    Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the 1996 10-K, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 for Primeco Inc., the former wholly owned subsidiary that merged with and into the Company on March 5, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                              PRIME SERVICE, INC.
                         SELECTED FINANCIAL INFORMATION

                                                   THREE MONTHS ENDED
                                                       MARCH 31,              YEAR ENDED DECEMBER 31,
                                                 ----------------------  ----------------------------------
                                                    1997        1996        1996        1995      1994(1)
                                                 -----------  ---------  ----------  ----------  ----------
                                                      (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales......................................   $  84,624   $  70,930  $  326,588  $  242,787  $  211,924
Operating income(2)............................      17,050      11,078      50,964      20,789      34,459
Net Income (Loss)..............................       7,348       1,236       6,944      (7,389)     12,084
Net Income (Loss) per share....................         .26        0.06        0.32       (0.41)        N/A

                                                                              YEAR ENDED DECEMBER 31,
                                                   THREE MONTHS ENDED    ----------------------------------
                                                     MARCH 31, 1997         1996        1995      1994(1)
                                                 ----------------------  ----------  ----------  ----------
BALANCE SHEET DATA:
Net Book Value of Rental Equipment.............   $     302,517          $  268,992  $  181,798  $  153,818
Total assets...................................         565,003             528,583     391,979     369,403
Total stockholders' equity.....................         237,376             230,028      60,976      69,633

------------------------

(1) As a result of the acquisition by the International Investors of the predecessor of the Company from Artemis S.A. (the "1994 Acquisition"), the Company's assets and liabilities were adjusted to their estimated fair values as of December 2, 1994. In addition, the Company entered into new financing arrangements and had a change in its capital structure. Rental equipment acquired subsequent to January 1, 1995 is being depreciated over a longer useful life. Accordingly, the combined results of the 1994 period and subsequent periods are not comparable to prior periods. The period from December 2, 1994 to December 31, 1994 reflects increased cost of sales due to higher depreciation expense for rental equipment and cost of rental equipment sales; increased interest expense; and lower other depreciation and amortization. The combined period for 1994 represents the mathematical addition of the historical amounts for the Predecessor period (January 1, 1994 to December 1, 1994) and the Successor period (December 2, 1994 to December 31, 1994). Such results may not be indicative of results that would have been obtained had the 1994 Acquisition occurred on January 1, 1994.

(2) Operating income of the Company is equal to gross profit less selling, general, administrative and other expenses and depreciation and amortization expense.

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    CERTAIN COMPANY PROJECTIONS.

    To the knowledge of Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Parent with certain financial projections.

    The projections presented in the tables below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events, including acquisitions. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections should be read together with the other information contained in this
Section 8.

                              PRIME SERVICE, INC.
            SELECTED PROJECTIONS OF FUTURE ANNUAL OPERATING RESULTS
                            (IN MILLIONS OF DOLLARS)

                                                                                         1999       1998       1997
                                                                                       ---------  ---------  ---------
Total Gross Revenue..................................................................  $   741.5  $   582.6  $   447.8
Net Income...........................................................................  $    71.1  $    51.0  $    40.5

    THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, THE OFFEROR, THE COMPANY AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE OFFEROR.

    The Offeror is a newly incorporated Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at 1211 Hamburg Turnpike, Suite 214, Wayne, New Jersey 07470.

    Parent, a Delaware corporation, has its principal executive office at 1211 Hamburg Turnpike, Suite 214, Wayne, New Jersey 07470. Parent is owned by Atlas Copco AB ("Atlas Copco") and Atlas Copco Airpower n.v., a wholly owned subsidiary of Atlas Copco. Atlas Copco is an international industrial group of companies, with its head office in Stockholm, Sweden. Of invoiced sales amounting to more than U.S.$3.6 billion, 96% is attributable to countries outside Sweden. The Atlas Copco group of companies has approximately 21,000 employees. Atlas Copco, founded in 1873, is listed on the Stockholm Stock Exchange and is also quoted on the London, Frankfurt, Dusseldorf and Hamburg stock exchanges. Atlas Copco also established an ADR (American Depositary Receipt) program in the United States in 1990 although without formal stock exchange registration.

    Parent, through its subsidiaries, is engaged primarily in the manufacture, sale and rental of a diversified line of equipment principally in the United States.

    Set forth below are certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's audited Consolidated Financial Statements ("Parent Financial Statements") as of and for the years ended December 31, 1996 and 1995. The Parent Financial Statements, a copy of which has been filed with the Commission as an exhibit to
Schedule 14D-1, is incorporated herein by reference. The Parent Financial Statements may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

                         ATLAS COPCO NORTH AMERICA INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                  1996          1995
                                                              ------------  ------------
                                                              (IN THOUSANDS OF DOLLARS,
                                                                EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...................................................  $  1,130,818  $    841,678
Net income (loss)...........................................           978        14,793

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                  1996          1995
                                                              ------------  ------------
BALANCE SHEET DATA:
Total current assets........................................      $391,167      $386,072
Total assets................................................     1,069,383     1,066,618
Total current liabilities...................................       359,628       306,594
Total debt..................................................       780,864       774,012
Stockholders' equity (deficit)..............................       288,519       292,606

    The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent and the Offeror are set forth in Annex I to this Offer to Purchase.

    Except as described in this Offer to Purchase, none of the Offeror, Parent, or to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

    Parent, through certain of its subsidiaries, engages in a number of transactions with the Company. The Company acts as a distributor of air tools manufactured by Chicago Pneumatic Tool Company ("CPTC") pursuant to a Distributor Agreement between the Company and CPTC. In addition, the Company purchases electric tools from Milwaukee Electric Tool Corporation, and acts as an agent in connection with the rental of portable oil-free compressors by Atlas Copco Rental Inc. to end users. These transactions are not material to the businesses of Parent, its subsidiaries or the Company.

    Except as set forth in this Section 9 or elsewhere in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Offeror to consummate the Offer and the Merger is expected to be approximately $915 million, which amount excludes related fees and expenses.

    Parent plans to obtain the necessary funds through capital contributions or advances made by Atlas Copco. Atlas Copco plans to obtain the funds for such capital contributions or advances from its available cash and working capital, a senior revolving credit facility with Merrill Lynch Capital Corporation ("Merrill Lynch Capital") described below, and either through the issuance of long- or short-term debt securities (including, without limitation, commercial paper notes) or pursuant to credit facilities that Atlas Copco maintains with certain commercial banks.

    Atlas Copco has received from Merrill Lynch Capital a written financing commitment to provide $400 million (the "Merrill Lynch Commitment") of an up to $1.5 billion aggregate principal amount senior revolving credit facility (the "Credit Facility"). The terms of the definitive agreement providing for the Credit Facility (the "Loan Agreement") have not yet been finalized. The following is a summary of the anticipated principal terms of the Credit Facility based upon the Commitment Letter, dated June 8, 1997, between Atlas Copco and Merrill Lynch Capital (the "Commitment Letter"). This summary is subject to finalizing the Loan Agreement, and is qualified in its entirety by reference to the Commitment Letter, which is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference.

    The Merrill Lynch Commitment is part of the Credit Facility. Although Merrill Lynch Capital has committed to provide the entire $400 million in connection with the Offer, Merrill Lynch Capital expects to assemble a syndicate of financial institutions with respect to the remaining $1.1 billion. The Merrill Lynch Commitment is not conditioned on the syndication of all or any portion of the remaining portion of the Credit Facility.

    The Credit facility will mature in five years. The Credit Facility will have no scheduled amortization, but any undrawn portion of the Credit Facility may be canceled in whole or in part in minimum amounts of $10 million by Atlas Copco without penalty upon thirty days prior written notice to Merrill Lynch Capital. The Credit Facility is unsecured.

    Borrowings under the Credit Facility will bear interest at a rate equal to the aggregate of the appropriate London Inter-bank Offered Rate for the relevant period plus 15.0 basis point, 20.0 basis points or 22.5 basis points depending upon the credit rating for Atlas Copco's senior unsecured debt during the relevant period plus, in each case, a utilization fee. The utilization fee of
2.5 basis points per annum is payable quarterly and will be applicable when more than 50% of the Credit Facility is drawn. Atlas Copco also will pay to Merrill Lynch Capital commitment, arranger and administration fees, reimburse Merrill Lynch Capital commitment, arranger and administration fees, reimburse Merrill Lynch Capital for certain expenses and provide certain indemnities all of which Parent believes to be customary for commitments of this type.

    With regard to the Merrill Lynch Commitment, the Commitment Letter contains, and the Loan Agreement will contain, conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

    In addition to the use by Atlas Copco of $400 million to provide financing to Parent and the Offeror in connection with the Offer and the Merger, Atlas Copco may utilize portions of the funds available under the Credit Facility to restructure the indebtedness of Atlas Copco, Parent and/or the Company.

    Atlas Copco's commercial paper program involves the private placement of unsecured, commercial paper notes with maturities of up to 360 days. The commercial paper generally has an effective interest rate approximating the then market rate of interest for commercial paper of similar rating, currently approximately 5.75%.

    It is anticipated that any indebtedness incurred by Parent in connection with the transactions contemplated by the Merger Agreement will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, dividends paid by the Surviving Corporation and its subsidiaries), through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made concerning the method Parent will employ to repay any such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

    The Offer is not conditioned on the obtaining of financing.

11. BACKGROUND OF THE OFFER; PAST CONTACTS; TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    Beginning in late 1996 Atlas Copco, acting principally through Merrill Lynch, began to explore the possibility of expanding Parent's (a subsidiary of Atlas Copco) equipment rental business in the United States through a strategic acquisition. In February, 1997, Merrill Lynch and Atlas Copco executed an engagement letter pursuant to which Merrill Lynch was retained by Atlas Copco to assist in identifying acquisition candidates and in analyzing, structuring, negotiating and effecting such an acquisition.

    From late 1996 through April 1997, the Board of Directors of Atlas Copco was presented with status reports by its management and by Merrill Lynch on a number of potential acquisition candidates, and after evaluating various of these alternatives, in early March 1997 the Company was identified as being well suited to enable Atlas Copco to achieve its strategic objectives regarding its equipment rental business.

    At a meeting of the Board of Directors of Atlas Copco in April 1997, Merrill Lynch was authorized to approach Investcorp S.A. ("Investcorp"), as representative of the International Investors, to discuss a possible acquisition of the Company by Parent.

    On April 28, 1997, representatives of Merrill Lynch met with Mr. Christopher
J. O'Brien, a director of the Company and a member of the Management Committee of Investcorp, as well as other representatives of Investcorp, to discuss a possible acquisition of the Company by Parent, and to solicit Investcorp's interest in such a transaction. Merrill Lynch advised Investcorp that Atlas Copco was interested in acquiring 100% of the outstanding Shares of the Company for cash at a per Share price of $30.00.

    At a meeting of the Board of Directors of the Company on April 30, 1997, Mr. O'Brien briefed the Company's directors on Atlas Copco's expression of interest. Following a discussion of the Atlas Copco expression of interest, the Company's Board authorized the retention of Credit Suisse First Boston Corporation ("First Boston") as the Company's financial advisor in evaluating a potential transaction between the Company and Parent. On May 2, 1997, another meeting of the Company's Board of Directors, with representatives of First Boston participating, was held to discuss the potential transaction with Atlas Copco. At this meeting, a special committee (the "Special Committee") of the Board, consisting of Mr. Robert Howe as the only director of the Company who is neither a member of Company management nor affiliated with Investcorp, was formed to assist the Board in its evaluation of the potential transaction.

    During the week of May 5, 1997, representatives of First Boston contacted representatives of Merrill Lynch and indicated that the Company's Board would consider an acquisition proposal from Atlas Copco for the Company at $34.00 per share. In connection with these discussions, it was agreed that certain information would be provided to Parent for purposes of further evaluating the Company, and a Confidentiality Agreement was entered into between the Company and Atlas Copco covering all proprietary and confidential information of the Company provided or to be provided by or on behalf of the Company to Atlas Copco in connection with the potential transaction. The Confidentiality Agreement also contained customary standstill provisions.

    On May 14, 1997, Atlas Copco entered into a second engagement letter with Merrill Lynch pursuant to which Merrill Lynch was retained to assist Atlas Copco and Parent in connection with a proposed acquisition of the Company.

    On May 14 and 15, 1997, representatives of Atlas Copco and Parent attended meetings at which presentations were made by the Company's management concerning the Company's business and operations.

    On May 26, 1997, Merrill Lynch was authorized by Atlas Copco to explore with the Company's financial advisors, First Boston, a possible acquisition of the Company by Atlas Copco or one of its affiliates for cash at a price of $32.00 per share, such proposed acquisition being subject to the prior approval of the Board of Directors of Atlas Copco and Parent, as well as the completion by Parent and its financial and legal advisors of certain due diligence investigative procedures. Merrill Lynch also communicated to First Boston at such time that, as a part of any such acquisition, Parent would request nonsolicitation commitments from both the Company and the International Investors, an option to purchase from the International Investors all of the International Investor Shares, an irrevocable proxy relating to such Shares, an option to purchase from the Company additional new Shares equaling 19.9% of the currently outstanding Shares and the payment by the Company to Parent of certain fees and expenses of up to four percent of the total equity value of the transaction in the event that the proposed transaction were to be terminated prior to completion due to a competing bid. This proposal was communicated by Merrill Lynch to First Boston on May 27, 1997.

    Representatives of the Company, Investcorp and First Boston discussed and analyzed Atlas Copco's May 27 proposal telephonically and at meetings on May 27 and 28. These discussions included a review of the business and prospects of the Company, financial and valuation analyses by First Boston and consideration of the potential that any superior alternative to the Atlas Copco proposal would be available. In addition to discussions during this time frame among Company directors which included Mr. Howe, First Boston communicated by telephone separately with Mr. Howe, as the Special Committee, and with counsel for the Special Committee, with respect to the status of negotiations and the results of First Boston's financial and valuation analyses to date.

    On May 28, 1997, the Company and Investcorp, through First Boston, communicated their unwillingness to accept the terms outlined in the May 27 proposal. In the alternative, First Boston proposed to Merrill Lynch a purchase price of $33.00 per share. First Boston also advised Merrill Lynch that, while the Company and the International Investors would be willing to consider making nonsolicitation commitments in connection with a proposed transaction with Atlas Copco, any proposed agreement on the part of the International Investors to tender the International Investor Shares in connection with such a transaction should be subject to a right to terminate such agreement and withdraw such Shares if the Board of Directors of the Company were to withdraw its recommendation of the proposed Atlas Copco transaction consistent with its fiduciary duties. First Boston also noted that the option to purchase additional shares from the Company was not acceptable and proposed that any termination fees and expenses payable by the Company to Parent be limited to an aggregate of three percent of the total equity value of the proposed transaction.

    Telephonic conferences were held on May 29, 1997, involving various representatives and advisors of Atlas Copco, the Company and Investcorp during which Merrill Lynch stated that Atlas Copco was not prepared to pay more than $32.00 per share, but was willing to forgo the previously requested options to purchase the International Investor Shares or any Shares from the Company in favor of an alternative proposal which would call for the International Investors to pay over to Parent all proceeds above $32.00 per Share of any sale of the International Investor Shares in any other transaction. Thereafter, First Boston proposed that the payment to be made by the International Investors for amounts in excess of $32.00 be limited to amounts less than or equal to $36.00 per Share and that a sharing of proceeds above $32.00 be negotiated.

    Telephonic conferences again were held on May 30, 1997 between representatives of Atlas Copco, the Company, Investcorp, and their respective financial and legal advisors regarding the terms and conditions of the proposed acquisition. In the evening of May 30, Atlas Copco, the Company and Investcorp each expressed a willingness to proceed in the negotiation of the terms and conditions of the definitive transaction agreements incorporating a per Share purchase price of $32.00. In addition, such parties each expressed a willingness to include in the proposed merger agreement a nonsolicitation covenant subject to the Company Board's right to consider an alternative transaction proposal consistent with its fiduciary duties and a limitation of three percent of the total transaction equity value on the fees and expenses payable by the Company to Parent in the event the proposed transaction were not consummated by reason of a competitive transaction. Investcorp, on behalf of the International Investors, also indicated a willingness to negotiate an agreement which would call for the International Investors to tender the International Investor Shares in connection with a tender offer by Parent (or one of its subsidiaries) and to grant to the Parent an irrevocable proxy with respect to such Shares, in each case subject to certain termination rights, and to make certain payments to Parent in the event the International Investor Shares were to be sold for a per share price in excess of $32.00 but only up to $36.00 per share (with a sharing of such excess in the event Atlas Copco or one of its affiliates were to purchase the Company at a price above $32.00 due to the presence of a competing transaction). In addition to the negotiation of the definitive transaction documents, the execution and delivery of such documents by the parties remained subject to the approval of the Boards of Directors of Atlas Copco, Parent and the Company, as well as the completion by representatives and advisors of Atlas Copco and Parent of their due diligence investigation.

    On May 31, 1997, Parent's legal advisors delivered to the Company, Investcorp, and their respective representatives and advisors initial drafts of the proposed merger agreement and stockholder agreement incorporating the terms and conditions discussed on the evening of Friday, May 30.

    During the period from May 31, through June 5, 1997, representatives of Atlas Copco and Parent conducted and completed their due diligence investigation concerning the Company.

    During the period June 2 through June 6, 1997, the respective financial and legal advisors of Parent, the Company and Investcorp held numerous discussions regarding the economic and contractual terms of the proposed transactions. Throughout this period, revised forms of the proposed merger agreement and stockholder agreement were distributed, reviewed and negotiated by Parent, the Company, Investcorp and their respective representatives and financial and legal advisors. Also during this period, in addition to discussions among Company directors which included Mr. Howe, First Boston updated Mr. Howe, as the Special Committee, and counsel for the Special Committee regarding the transaction negotiations and First Boston's continuing financial and valuation analyses.

    On June 6, 1997, the Board of Directors of the Company held a meeting during which it reviewed and unanimously approved, based in part on prior approvals by the Special Committee on such date, the Stockholder Agreement, the Merger Agreement and the Offer, subject to confirmation from Atlas Copco on June 8, 1997 that the Board of Directors of Atlas Copco has approved the Stockholder Agreement, the Merger Agreement and the Offer at an Atlas Copco Board meeting scheduled for such date. At the June 6, 1997 Company Board meeting, the Board received and considered reports from the Company's financial advisors, and also reviewed, considered and discussed the terms of the Stockholder Agreement and the Merger Agreement, including provisions relating to the ability of the Company to consider unsolicited third party proposals and to terminate the Merger Agreement Also at this meeting, First Boston advised the Board that it was prepared to render its fairness opinion on June 8, 1997 at a Company Board meeting scheduled to occur promptly after the Atlas Copco Board meeting on that date.

    On June 8, 1997, the Board of Directors of Atlas Copco held a meeting during which it reviewed and approved the Offer, the Merger Agreement and the Stockholder Agreement. On the same day, after the Atlas Copco Board approvals, the Company's Board met and received the written opinion of First Boston to the effect that, as of the date of such opinion and subject to certain matter set forth therein, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view. The Special Committee and the Board of Directors of the Company then unanimously re-confirmed their prior approvals of the Stockholder Agreement, the Merger Agreement and the Offer. After the respective June 8 meetings of the Board of Directors of Atlas Copco and the Company, Parent, the Offeror and the Company executed and delivered the Merger Agreement, and Parent and the International Investors executed and delivered the Stockholder Agreement.

    Before the opening of trading on the NYSE on the morning of June 9, 1997, Parent and the Company issued a joint press release announcing the signing of the definitive Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Parent to acquire control of, and the entire equity interest in, the Company.

    Pursuant to the DGCL and the Certificate of Incorporation of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote thereon and, if a class or series is entitled to vote as a class, the affirmative vote of the holders of a majority of the outstanding shares of the class or series, is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval of the Merger Agreement without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed that, if approval of the Merger by stockholders of the Company is required by law, the Company shall, at Parent's request, as soon as practicable following expiration of the Offer in accordance with the Merger Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the stockholders' approval. Parent has agreed that all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The stockholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror owns a majority of the outstanding Shares, approval of the Merger Agreement can be obtained without the affirmative vote of any other stockholder of the Company.

    SHORT FORM MERGER. Under the DGCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to the tender of 90% of the outstanding Shares in the Offer, the Offeror may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See Section 1. If the Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Charter and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Offeror owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of and to receive payment in cash for the fair value of their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders of their Shares. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UPO, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceedings. Therefore, the value so determined in any appraisal could be different from the price being paid in the Offer.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that although the remedy ordinarily available to minority stockholders in a cash out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the

Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business.

    Except as indicated in Section 10 or elsewhere in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, following the acquisition of Shares pursuant to the Offer, the Offeror may designate a majority of the members of the Board of Directors of the Company. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares.

13. THE TRANSACTION DOCUMENTS.

    The following summaries of certain provisions of the Merger Agreement, the Stockholder Agreement, the Guaranties of Investcorp Bank E.C. ("Investcorp Bank") and Atlas Copco and the Confidentiality Agreement, copies of which are filed as an exhibit to the Schedule 14D-1, are qualified in their entirety by reference to the text of the Merger Agreement, the Stockholder Agreement, the Guarantees and the Confidentiality Agreement respectively.

    THE MERGER AGREEMENT

    THE OFFER. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the Merger Agreement, the Offeror expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, the Offeror shall not (i) decrease the Offer Price, (ii) change the form of consideration to be paid pursuant to the Offer, (iii) decrease the number of Shares being sought pursuant to the Offer,
(iv) amend or modify any of the conditions to the Offer, (v) impose any additional conditions to the Offer, (vi) extend the Offer, if all of the Offer conditions have been satisfied or waived or (vii) amend any other term or condition of the Offer. Notwithstanding the foregoing, the Offeror may, in its sole discretion and without the consent of the Company, extend the Offer at any time and from time to time (i) if at the Expiration Date of the Offer, any of the conditions to the Offer shall not be satisfied, (ii) for any period required by applicable law, including, without limitation, any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer or (iii) if on the Expiration Date of the Offer all of the conditions to the Offer shall have been satisfied or waived but the number of Shares that have been validly tendered and not withdrawn is less than 90% of the then outstanding Shares for an aggregate period of not more than five business days (for all such extensions under this clause (iii)) beyond the latest expiration date permitted under clause (i) or (ii) of this sentence; provided that, in the event of any such extension, all of the conditions to the Offer and to Parent's and the Offeror's obligations to consummate the Merger that have been satisfied as of such date shall be deemed irrevocably waived by Parent and the Offeror. So long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of the Company, the Offeror will extend the Offer for an aggregate period of not more than five business days (for all such extensions) beyond the originally scheduled Expiration Date of the Offer.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation under the laws of the State of Delaware and as a wholly owned subsidiary of Parent. The Merger shall have the effects set forth in the applicable provisions of the DGCL. At the Effective Time, and without any further action on the part of the Offeror or the Company, the Certificate of Incorporation of the Company and the By-laws of the Offeror, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Company following the Merger until thereafter amended as provided therein and under the DGCL or applicable law.

    Subject to the provisions described herein under "--REPRESENTATION ON THE BOARD OF DIRECTORS," the directors of the Company at the Effective Time shall be the directors of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company at the Effective Time shall be the officers of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

    CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the DGCL) shall be converted into the right to receive in cash from the Company following the Merger an amount equal to the highest price paid per Share pursuant to the Offer without interest. As of the Effective Time, each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares of the Offeror, shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

    TREATMENT OF OPTIONS. Except as otherwise agreed to in writing between the Company and the holder of any Company Stock Option (as defined below), and as consented to by Parent, immediately prior to the Effective Time, each outstanding stock option to purchase Shares held by a current or former employee or director of the Company or any subsidiary thereof (a "Company Stock Option"), granted under any stock option or stock purchase plan, program or arrangement of the Company, whether or not then exercisable, shall be canceled by the Company, and at the Effective Time or as soon as practicable thereafter, the holder thereof shall be entitled to receive from the Company in consideration for such cancellation an amount in cash equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Offer Price over the exercise price per Share, reduced by the amount of withholding or other taxes required by law to be withheld. Except as provided in the Merger Agreement or as otherwise agreed by Parent and the Company, the stock option plans of the Company and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate as of the Effective Time.

    REPRESENTATION ON THE BOARD OF DIRECTORS. Promptly upon the acquisition by the Offeror of such number of Shares constituting a majority of the outstanding Shares pursuant to the Offer, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors, subject to compliance with
Section 14(f) of the Exchange Act. The Company, upon request by Parent, shall promptly increase the size of the Board of Directors and/or secure resignations of such number of directors as is necessary to enable Parent's designees to be so elected to the Board of Directors and shall cause Parent's designees to be so elected. Following the election or appointment of Parent's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement, extension for performance or waiver of the obligations or other acts of Parent or the Offeror or waiver of any of the Company's rights thereunder, shall require the concurrence of a majority of the Company's directors then in office who were directors on the date of the Merger Agreement (or directors designated by such persons to fill any vacancy).

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate to, among other things, (i) organization, corporate power and authority and qualification; (ii) subsidiaries and investments; (iii) capital structure; (iv) corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; (v) required consents and approvals; (vi) filings made by the Company with the Commission under the Securities Act and the Exchange Act (including financial statements included therein); (vii) the accuracy and adequacy of the information supplied or to be supplied by the Company contained in the Offer Documents, the proxy statement required to be filed with the Commission in connection with the Merger, the Schedule 14D-9 required to be filed with the Commission, and any amendment or supplement thereto; (viii) absence of any material adverse change; (ix) compliance with laws; (x) litigation; (xi) labor matters; (xii) employee benefit plans; (xiii) tax matters; (xiv) real property;
(xv) environmental matters; (xvi) material contracts; (xvii) brokers' and finders' fees; (xviii) the opinion of First Boston, as financial advisor to the Company; (xix) the recommendation of the Board of Directors of the Company; (xx) the required vote of stockholders of the Company; (xxi) stockholder rights plans; (xxii) intellectual property; and (xxiii) non-qualification of the Company for "pooling-of-interests" accounting.

    The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to: (i) organization, corporate power and authority and qualification, (ii) subsidiaries of the Offeror, (iii) capital structure of the Offeror, (iv) corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, (v) required consents and approvals, (vi) brokers' and finders' fees, (vii) the accuracy and adequacy of the information contained in the Offer Documents, the
Schedule 14D-1 required to be filed with the Commission, and any amendment or supplement thereto, the Schedule 14f-1 and the accuracy of information supplied in writing by Parent or the Offeror specifically for inclusion in the proxy statement and the Schedule 14D-9, (viii) ability to finance the transaction and
(ix) the interim operations of the Offeror.

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS. During the period from the date of the Merger Agreement to the Effective Time, the Company has agreed that it will act and carry on its business in the usual, regular and ordinary course of its business consistent with past practice, use reasonable efforts to preserve substantially intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with it. The Company has agreed that during such period, the Company will not, without the prior consent of Parent or except as disclosed by the Company in the schedule to the Merger Agreement:

        (a) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity securities other than the issuance of Shares upon the exercise of stock options awarded but unexercised on the date of the Merger Agreement and in accordance with their present terms;

        (c) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

        (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

        (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which does not exceed $250,000 individually and $2,000,000 in the aggregate, except sales of inventory, rental equipment and receivables in the ordinary course of business consistent with past practice;

        (f) except in the ordinary course of business consistent with past practice incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or other investments in, any other person;

        (g) acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to the Company, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for 1997 previously provided to Parent;

        (h) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities and obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the Merger Agreement or (ii) claims settled or compromised to the extent permitted by the Merger Agreement, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

        (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

        (j) enter into any collective bargaining agreement;

        (k) change any material accounting principle used by the Company, except as required by the Commission or applicable law;

        (l) settle or compromise any litigation or settle a dispute under any contract or other agreement (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) by the Company in settlement or compromise does not exceed $100,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such matters shall not exceed $250,000;

        (m) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K of the Commission that would be required to be disclosed under such Item 404; or

        (n) authorize, or commit or agree to take, any of the foregoing actions.

    Pursuant to the Merger Agreement, the Company has also agreed, subject to certain exceptions, that it will not adopt or amend (except as required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by an existing plan, arrangement or agreement.

    Pursuant to the Merger Agreement, the Company has also agreed that it will not (i) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement, (ii) effectuate a "plant closing" or "mass layoff," as defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or (iii) except in the ordinary course of business and consistent with past practice, make any tax election change or request to change its method of accounting or settle or compromise any federal, state, local or foreign tax liability.

    ACCESS TO INFORMATION. The Company has agreed to, and to cause its officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representative and to potential financing sources reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records, including security position listings and other information which may be relevant to the Merger or the Offer. The Offeror, the Company and Parent agreed to hold and cause its respective representatives to hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, dated May 6, 1997, between Parent, the Company and Investcorp International, Inc. (the "Confidentiality Agreement").

    NO SOLICITATION. The Merger Agreement provides that the Company will not (whether directly or indirectly through advisors, agents or other intermediaries), nor will it authorize or permit any of its officers, directors, agents, representatives or advisors to (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than the Offeror or Parent) relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company or of over 20% of any class of equity securities of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by the Merger Agreement or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Offer or which would or could reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated by the Merger Agreement (collectively, "Transaction Proposals"), (b) agree to or endorse any Transaction Proposal or
(c) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than the Offeror or Parent) to do or seek any of the foregoing.

By the terms of the Merger Agreement, nothing set forth therein will prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter may not be less favorable to the Company in any material respect than the confidentiality letter agreement entered into between the Company and Parent) concerning the Company and its business, properties or assets to a third party who has offered to make a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation that the holders of Shares approve the Merger Agreement, the Merger and the transactions contemplated thereby and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors of the Company shall have concluded in good faith after consulting with its outside counsel and financial advisors that such action is consistent with the discharge of its fiduciary duties to the stockholders of the Company under applicable law; PROVIDED, that the Board of Directors of the Company is not permitted to take any of the foregoing actions referred to in clauses (i) through (v) until after reasonable notice to Parent with respect to such action. The Company's Board of Directors is further required, to the extent it may do so without breaching such fiduciary duties, to continue to advise Parent after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company is to promptly inform Parent of the terms and conditions of such proposal and the identity of the person making it. The Company is required to immediately cease and cause its advisors, agents and other intermediaries to cease any and all then existing activities, discussions or negotiations with any parties conducted prior to entering into the Merger Agreement with respect to any of the foregoing and to use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

    THIRD PARTY CONFIDENTIALITY AND STANDSTILL AGREEMENTS. Under the Merger Agreement, the Company has agreed that it will not waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent.

    INDEMNIFICATION. The Merger Agreement provides that the Certificate of Incorporation and the By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law.

    The Merger Agreement provides that the Company shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insureds than those policies currently in effect on the date of the Merger Agreement ("Company Insurance"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance; provided that (i) the Company following the Merger shall not be required to spend in excess of 150% of the amount spent by the Company on current annual premiums for Company Insurance (the "Premium Limit"); provided further that if the Company following the Merger would be required to spend in excess of the Premium Limit per year to obtain insurance having the maximum available coverage under the Company Insurance, the Company will be required to spend up to such amount to maintain or procure insurance coverage pursuant to the Merger Agreement, subject to availability of such (or similar) coverage, and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full three year period provided that such "tail" policies contain terms and conditions and provide coverage no less advantageous to the insureds than the terms, conditions and coverage in the Company Insurance. The Company has agreed that, in the event it would be required to spend in excess of the Premium Limit per year to obtain insurance having such maximum available coverage, the Company would notify the beneficiaries of such policies and permit them to pay any excess which may be necessary to maintain such policies.

    Parent has agreed that, from and after the purchase of any Shares pursuant to the Offer, Parent will indemnify and cause the Surviving Corporation to indemnify all persons who are covered on the date of the Merger Agreement by the Company Insurance (the "Indemnified Parties") to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or as trustees or fiduciaries of any plan for the benefit of employees of the Company, occurring prior to the Effective Time including, without limitation, the transactions contemplated by the Merger Agreement. In the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by the Merger Agreement, occurring prior to, and including the Effective Time, Parent has agreed that, from and after the purchase of any Shares pursuant to the Offer, it will pay as incurred, from and after the date of purchase of any Shares, such person's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to the provisions of the Merger Agreement, Parent has agreed to advance (in reasonable amounts) and pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing such Indemnified Party's indemnification rights under the Merger Agreement or any action involving any such Indemnified Party resulting from the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, Parent will not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law.

    CONDITIONS PRECEDENT. The respective obligations of the Company, the Offeror and Parent to effect the Merger are subject to various conditions which include, in addition to certain other customary closing conditions, the following: (a) the Merger Agreement shall have been approved by the requisite vote of holders of outstanding Shares; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that the Company, the Offeror and Parent are required to use their best efforts to have any such injunction, order, restraint or prohibition vacated.

    The Offeror's and Parent's obligations to effect the Merger are further subject to the following additional conditions: (a) Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company certifying that the representations and warranties of the Company are true and correct as of the date of the Merger Agreement except where the failure of such would not individually or in the aggregate have a Material Adverse Effect with respect to the Company, (b) the Company shall have performed its obligations under the Merger Agreement except where such failures to perform either individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated in, or perform its obligations under, the Merger Agreement; (c) the Offeror shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which would not, individually or in the aggregate, have a material adverse affect with respect to the Company; and

(d) there shall not be pending any suit, action or proceeding by any governmental entity or by any other person which has a reasonable likelihood of success, and which, if successful, would have a material adverse effect with respect to the Company or Parent, or materially adversely affect the ability of Parent, the Offeror or the Company to consummate the transactions contemplated by the Merger Agreement. The obligations of Parent and the Offeror to effect the Merger shall not be relieved by the failure of any of the listed conditions if such failure is the result, direct or indirect, of any breach by Parent or Offeror of any of their obligations under the Merger Agreement.

    The obligations of the Company to effect the Merger are further subject to the following conditions: (a) the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent certifying that the representations and warranties of Parent and the Offeror are true and correct as of the date of the Merger Agreement except where the failure of such would not individually or in the aggregate have a Material Adverse Effect with respect to Parent and the Offeror, (b) Parent and the Offeror shall have performed its obligations under the Merger Agreement except where such failures to perform either individually or in the aggregate would not have a Material Adverse Effect with respect to Parent and the Offeror or materially adversely affect the ability of Parent and the Offeror to consummate the transactions contemplated in, or perform its obligations under, the Merger Agreement. The obligations of the Company to effect the Merger shall not be relieved by the failure of any of the listed conditions if such failure is the result, direct or indirect, of any breach by the Company of any of their obligations under the Merger Agreement.

    TERMINATION. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if:

            (i) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Offer and such order, decree, ruling or other action shall have become final and nonappealable; or

            (ii) if the Merger shall not have been consummated on or before October 31, 1997 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger); or

           (iii) in the event the approval of the stockholders of the Company is required, at a duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, the holders of a majority of the outstanding Shares shall not have approved the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby;

        (c) by Parent, if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of the Merger Agreement or any of the transactions contemplated therein, (ii) failed as promptly as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation in accordance with the Merger Agreement, (iii) recommended any Transaction Proposal from a person other than Parent or the Offeror or any of their affiliates or (iv) resolved to do any of the foregoing; or

        (d) by the Company, if pursuant to and in compliance with the Merger Agreement, the Board of Directors of the Company does not make or withdraws or modifies its recommendation to stockholders to approve the Merger Agreement, the Merger and the transactions contemplated thereby.

    FEES AND EXPENSES. The Company has agreed that, if the Merger Agreement is terminated in accordance with the provisions of the Merger Agreement described in paragraphs (c) or (d) under "--TERMINATION," then the Company will (provided that Parent or the Officer is not then in material breach of its obligations under the Merger Agreement) promptly, but in no event later than one business day after the termination of the Merger Agreement, reimburse Parent and the Offeror for all their documented Expenses (as defined below), whether incurred prior to, on or after the date of the Merger Agreement, in connection with the Offer, the Merger and the consummation of all transactions contemplated by the Merger Agreement and the financing thereof, provided that in no event will the Company be required to pay in excess of an aggregate of $5 million pursuant to such provision. The term "Expenses" means all out-of-pocket expenses and fees, including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to the Offeror and its affiliates.

    Under the Merger Agreement, if the Merger Agreement shall have been terminated in accordance with the provisions of the Merger Agreement described in paragraphs (c) or (d) under "--TERMINATION," and within twelve months following the date of such termination the Company either (i) consummates with any corporation (including the Company or any of its affiliates), partnership, person, or other entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act) other than Parent, the Offeror or any of their affiliates (collectively, "Third Party") a transaction the proposal of which would otherwise qualify as a Transaction Proposal under the Merger Agreement or (ii) enters into an agreement with a Third Party with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under the Merger Agreement (whether or not such Third Party is the Third Party referred to in clause (i) above); then the Company will promptly, but in no event later than one business day after the Company consummates the transaction referred to in clause (i) or (ii) above, pay to Parent, in same day funds, a fee of $27.2 million less any amount paid pursuant to the provisions described in the previous paragraph.

    In addition to the foregoing, in the event a payment is or becomes payable pursuant to the provisions described in the two immediately preceding paragraphs, the Company has agreed to promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, reimburse Parent and the Offeror for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the Expenses and fees described in two immediately preceding paragraphs as a result of any breach by the Company of its obligations described above.

    Except as otherwise provided above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

    The Merger Agreement is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference.

    THE STOCKHOLDER AGREEMENT

    VOTING. The International Investors have agreed that, until the Termination Date (as defined below), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, each of the International Investors will vote (or cause to be voted) the International Investor Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholder Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (2) a sale, lease or transfer of a material amount of assets of the Company or a reorganization, recapitalization, dissolution or liquidation of the Company; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (c) any other material change in the Company's corporate structure or business; or (d) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or the Stockholder Agreement or the contemplated economic benefits of any of the foregoing. Pursuant to the Stockholder Agreement, none of the International Investors will enter into any agreement or understanding with any person or entity prior to the Termination Date to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

    Pursuant to the Stockholders Agreement, each of the International Investors has granted to, and appointed, Parent and Mr. Mark Cohen, Executive Vice President of Parent, and Mr. Sixten Nordmark, General Counsel of Parent, in their respective capacities as officers of Parent, and any individual who succeeds to any such office of Parent, and any other designee of Parent, each of them individually, such International Investor's irrevocable (until the Termination Date) proxy and attorney-in-fact (with full power of substitution) to vote the International Investor Shares as indicated in the preceding paragraph. Each of the International Investors has agreed that such proxy will be irrevocable (until the Termination Date) and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of such proxy and has revoked any proxy previously granted by any International Investor with respect to such International Investor Shares.

    REPRESENTATIONS AND WARRANTIES. In the Stockholder Agreement, the International Investors have made customary representations and warranties to Parent and the Offeror. The representations and warranties of the International Investors relate, among other things, to: (i) organization and corporate power and authority to enter the Stockholder Agreement; (ii) required consents and approvals; (iii) ownership of the International Investor Shares; (iv) no encumbrances with respect to the International Investor Shares; (v) brokers' and finders' fees and (vi) reliance.

    Parent also has made customary representations and warranties to the International Investors. Representations and warranties of Parent relate, among other things, to: (i) organization and corporate authority to enter into the Stockholder Agreement and (ii) required consents and approvals.

    TENDER OF SHARES. Pursuant to the Stockholder Agreement, each of the International Investors has agreed to tender and sell to the Offeror all of the International Investor Shares (representing approximately 74.0% of the outstanding Shares) pursuant to and in accordance with the Offer. In addition, notwithstanding any term of the Offer to the contrary, each of the International Investors has agreed not to withdraw any International Investor Shares tendered into the Offer pursuant to the terms of the Stockholder Agreement. Each of the International Investors has acknowledged and agreed that the Offeror's obligations to accept for payment and pay for the International Investor Shares in the Offer is subject to the terms and conditions of the Offer. The International Investors have also waived any rights of appraisal or rights to dissent from the Merger that any of the International Investors may have.

    THIRD PARTY BUSINESS COMBINATION; REMEDY. Pursuant to the Stockholders Agreement, Parent and each of the International Investors has agreed that (a) if the Merger Agreement is terminated in the circumstances described in paragraph
(c) or (d) under "THE MERGER AGREEMENT--TERMINATION," and, upon or following any such termination, any International Investor receives from any person (other than Parent, the Offeror or any of their affiliates) any cash or non-cash consideration in an amount greater than $32.00 per share in respect of all or any portion of the International Investor Shares in connection with or following any public announcement of a Third Party Business Combination (as defined below) during the period commencing on the date of the Stockholder Agreement and ending one year from the date the Merger Agreement is terminated (provided that the contract or agreement relating to such Third Party

Business Combination is entered into within six months after the date the Merger Agreement is terminated), then the International Investors shall within two business days of receipt thereof pay to Parent or its designee an aggregate amount equal to 100% of the excess of such other consideration up to and including $36.00 over $32.00 multiplied by the number of the International Investor Shares with respect to which such consideration was received or (b) if any International Investor receives from Parent, the Offeror or any of their affiliates any cash or non-cash consideration pursuant to the Offer or otherwise in an amount greater than $32.00 per share in respect of all or any portion of the International Investor Shares following any public announcement of a Third Party Business Combination during the period commencing on the date of the Stockholder Agreement and ending one year from the date of such public announcement, then the International Investors will within two business days of receipt thereof pay to Parent or its designee an aggregate amount equal to (A) 100% of the excess of (1) such consideration up to and including $34.00 over (2) $32.00; and (B) 50% of the excess, if any, of (1) such consideration up to and including $36.00 over (2) $34.00; in each case multiplied by the number of International Investor Shares with respect to which such consideration was received; PROVIDED that, (i) if the consideration received by the International Investors shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration will be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (ii) if the consideration received by the International Investors shall be in a form other than such listed securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent or its designee and the International Investors, or, if the Parent or its designee and the International Investors cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. According to the Stockholder Agreement the term "Third Party Business Combination" means the occurrence of any of the following events: (i) the Company or any subsidiary of the Company whose assets constitute twenty percent or more of the Company's consolidated assets is acquired by merger or otherwise by any person or group, other than Parent or any affiliate thereof (a "Third Party"); (ii) the Company or any subsidiary of the Company enters into an agreement with a Third Party which contemplates the acquisition of twenty percent or more of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the Company, or any International Investor enters into a merger or other agreement with a Third Party which contemplates the acquisition of more than twenty percent of the outstanding shares of the Company's Common Stock; or (iv) a Third Party acquires more than twenty percent of the outstanding Common Stock of the Company.

    NO SOLICITATION. Under the terms of the Stockholder Agreement, each of the International Investors has agreed that, prior to the Termination Date, the International Investors will not (directly or indirectly through advisors, agents or other intermediaries, nor will the International Investors authorize or permit any of their officers, directors, agents, representatives or advisors to (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person (other than Parent or any of its affiliates) relating to any Transaction Proposal or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to the business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Parent or any of its affiliates) to do or seek any of the foregoing; PROVIDED, HOWEVER, that the foregoing will not restrict any director, officer or employee of Investcorp S.A. who is also a director of the Company from taking actions in such person's capacity as a director of the Company to the extent and in the circumstances permitted by the Merger Agreement. If any International Investor receives any such inquiry or proposal, the International Investors have agreed that such party will promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. In addition, the International Investors have agreed that they will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and will use their reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of such party.

    TRANSFER RESTRICTIONS. Pursuant to the Stockholders Agreement, each of the International Investors has agreed that, prior to the Termination Date, the International Investors will not, directly or indirectly: (i) except pursuant to the terms of the Offer or the Merger Agreement, and to Parent pursuant to the Stockholder Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, or other disposition of, or exercise any discretionary powers to distribute, any or all the International Investor Shares or any interest therein; (ii) except as contemplated by the Stockholder Agreement, grant any proxies or powers of attorney with respect to any of the International Investor Shares, deposit any International Investor Shares into a voting trust or enter into a voting agreement with respect to any International Investor Shares; or (iii) take any action that would make any representation or warranty of any International Investor contained in the Stockholder Agreement untrue or incorrect or have the effect of preventing or disabling any International Investor from performing its obligations under the Stockholder Agreement.

    TERMINATION. The obligations of the International Investors described under "--Voting," "--Tender of Shares," "--No Solicitation" and "--Transfer Restrictions" will terminate upon the first to occur of (a) the Effective Time of the Merger and (b) the date the Merger Agreement is terminated in accordance with its terms (such earlier date being the "Termination Date"). All other agreements and obligations of the parties to the Stockholder Agreement will survive the Effective Time of the Merger and/or the Termination Date except as otherwise set forth in the Stockholder Agreement.

    The Stockholder Agreement is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference.

    GUARANTIES.

    INVESTCORP GUARANTY. Pursuant to the Investcorp Bank E.C. Guaranty, dated June 8, 1997 (the "Investcorp Bank Guaranty"), Investcorp Bank E.C., an affiliate of Investcorp S.A., has guaranteed that each of the International Investors will perform each of their respective obligations and agreements under the Stockholder Agreement, and has further agreed that it will be liable in the event any of the International Investors fails to perform such obligations or agreements.

    ATLAS COPCO GUARANTY. Pursuant to the Atlas Copco AB Guaranty, dated June 8, 1997 (the "Atlas Copco Guaranty"), Atlas Copco has undertaken and agreed to cause each of Parent and the Offeror to perform their respective obligations and agreements under the Merger Agreement, and has further agreed that it will be liable in the event Parent or the Offeror fails to perform such obligations or agreements.

    Each of the Investcorp Bank Guaranty and the Atlas Copco Guaranty is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference.

    THE CONFIDENTIALITY AGREEMENT. The Company and Atlas Copco are parties to a Confidentiality Agreement, dated May 6, 1997, containing customary terms, including a standstill provision. The Confidentiality Agreement is filed as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference.

14. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company will not, among other things, from the date of the Merger Agreement until the Effective Time, (a) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such Shares or other securities; or (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including stock appreciation rights) other than the issuance of Shares upon the exercise of stock options of the Company awarded but unexercised on the date of the Merger Agreement in accordance with their present terms.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

    Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) the Offeror's rights to extend and amend the Offer at any time (subject to the provisions of the Merger Agreement), the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if:

        (i) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

        (ii) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least Twenty Million (20,000,000) Shares;

        (iii) at any time on or after the date of the Merger Agreement, any of the following events shall have occurred:

           (A) there shall have been any action taken or threatened, or any statute, rule, regulation, judgement, temporary restraining order, preliminary or permanent injunction or other order, decree or filing proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any governmental entity that would, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of, the Shares pursuant to the Offer illegal or otherwise materially delay, restrict or prohibit consummation of the Offer or the Merger or the consummation of any transaction contemplated by the Merger Agreement, (2) result in a material delay in or materially restrict the ability of the Offeror, or render the Offeror unable, to accept for payment, pay for or purchase some or all of the Shares, (3) require the divestiture by Parent, the Offeror, the Company or any of their respective Subsidiaries or Affiliates of all or any material portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (4) impose any material limitation on the ability of Parent, the Offeror or any of their Affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the stockholders of Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger, (5) result in a material diminution in the benefits expected to be derived by Parent or the Offeror as a result of the transactions contemplated by the Offer or the Merger Agreement, or (6) impose any conditions to the Offer, the Merger Agreement or the Merger, which would be materially adverse to Parent or the Offeror; or

           (B) the Company shall have breached, or failed to observe or perform, in any material respect, any of its covenants or agreements under the Merger Agreement or any of the representations or warranties of the Company set forth in the Merger Agreement shall not be true and accurate both when made and as of the date of consummation of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants or agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), does not have a Material Adverse Effect with respect to the Company; or

           (C) the Board of Directors of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of Company's Schedule 14D-9) in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, (2) approved or recommended any Transaction Proposal by a Third Party other than the Offer and the Merger, or (3) publicly resolved to do any of the foregoing; or

           (D) the Merger Agreement shall have been terminated in accordance with its terms; or

           (E) a Material Adverse Effect or Material Adverse Change with respect to the Company shall have occurred; or

           (F) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions or
       (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit.

    For purposes of the Merger Agreement, "Material Adverse Change" or "Material Adverse Effect" means any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, liabilities, financial condition or results of operations of the subject person, but will exclude any change or effect resulting from general economic conditions and, in certain instances any occurrence or condition arising out of the transactions contemplated by the Merger Agreement or the public announcement thereof.

    The foregoing conditions are for the sole benefit of Parent, the Offeror and their affiliates and may be asserted by Parent or the Offeror regardless of the circumstances (including any action or inaction by Parent or the Offeror or any of their affiliates not inconsistent with the terms of the Merger Agreement) giving rise to such condition. All the foregoing conditions (other than those described in paragraphs (i) and (iii)(E) above) may be waived by Parent or the Offeror in whole or in part at any time and from time to time in the sole discretion of Parent or the Offeror. The failure by Parent or the Offeror at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or the Offeror may assert its rights at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN LEGAL MATTERS.

    Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

    U.S. ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15 day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent anticipates making its filing on or about June 16, 1997 and, accordingly, the initial waiting period will expire on July 1, 1997. If, within the initial 15 day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In EDGAR V. MITE CORP., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

    Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    Merrill Lynch is acting as Dealer Manager in connection with the Offer and is serving as financial advisor to Parent and the Offeror in connection with the Offer. Parent has agreed to pay Merrill Lynch reasonable and customary compensation for such services. In addition, Parent has agreed to reimburse Merrill Lynch for its out of pocket expenses related to its engagement, including the reasonable fees and expenses of its counsel, and has agreed to indemnify Merrill Lynch and certain affiliated persons against certain liabilities and expenses in connection with its services, including, without limitation, certain liabilities under the federal securities laws.

    The Offeror has retained Georgeson & Company Inc. as Information Agent and The Bank of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out of pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

    The Offeror and Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer, and a
Schedule 13D, pursuant to Section 13(d)(1) of the Exchange Act and Rule 13d-1 promulgated thereunder, furnishing certain information with respect to Parent's and the Offeror's beneficial ownership of Shares. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

June 9, 1997

                                          PS Acquisition Corp.

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS

                AND EXECUTIVE OFFICERS OF PARENT AND THE OFFEROR

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is 1211 Hamburg Turnpike, Suite 214, Wayne, New Jersey 07470. All persons listed below are citizens of the United States of America, except Bengt Kvarnback, Lennart Johansson, Sixten Nordmark and Anders Orbom, who are citizens of Sweden, Freek Nijdam, who is a citizen of the Netherlands, and Giulio Mazzalupi, who is a citizen of Italy.

DIRECTORS
                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                  MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
--------------------------------------  --------------------------------------------------------------------------
Mr. Lennart Johansson                   Senior Vice President of Atlas Copco AB, S-10523 Stockholm, Sweden and
                                        President of Atlas Copco North America Inc., 1211 Hamburg Turnpike, Wayne,
                                        NJ 07470. Employed since January 1, 1987.
Mr. Charles Long                        Executive Vice President and Secretary of Citicorp., 153 E. 53rd Street,
                                        23rd Floor, New York, NY 10043.
Mr. Bengt Kvarnback                     Senior Executive Vice President of Atlas Copco AB, S-10523 Stockholm,
                                        Sweden. Employed since October 15, 1992.
Mr. Giulio Mazzalupi                    President and CEO of Atlas Copco AB, S-10523 Stockholm, Sweden since April
                                        22, 1997. Previously Senior Executive Vice President of Atlas Copco
                                        Airpower n.v. Belgium. Employed since 1972.
Mr. Freek Nijdam                        Senior Executive Vice President of Atlas Copco AB, S-10523 Stockholm,
                                        Sweden Atlas Copco Airpower n.v. Belgium. Employed since June 1, 1970.
Mr. Donald Pratt                        President of Butler Manufacturing Company, P.O. Box 419917, Kansas City,
                                        MO 64141-0971.
EXECUTIVE OFFICERS
Robert E. Boyle                         Corporate Controller of Atlas Copco North America Inc., 1211 Hamburg
                                        Turnpike, Wayne, NJ 07470 since June 3, 1996; Previously with Deloitte &
                                        Touche, Parsippany, NJ.
Mark Cohen                              Executive Vice President of Atlas Copco North America Inc., 1211 Hamburg
                                        Turnpike, Wayne, NJ 07470. Employed since January 28, 1974.
Mr. Lennart Johansson                   President of Atlas Copco, S-10523 Stockholm, Sweden.
Sixten Nordmark                         General Counsel of Atlas Copco North America Inc., 1211 Hamburg Turnpike,
                                        Wayne, NJ 07470. Employed since August 1, 1989.
Anders Orbom                            Treasurer of Atlas Copco North America Inc., 1211 Hamburg Turnpike Wayne,
                                        NJ 07470. Employed since April 1987.
William M. Thomas                       Corporate Counsel of Atlas Copco North America Inc., 1211 Hamburg
                                        Turnpike, Wayne, NJ 07470. Employed since September 1, 1990.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR. Set forth below is the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Unless otherwise indicated, each such person's business address is 1211 Hamburg Turnpike, Suite 214, Wayne, New Jersey 07470. All persons listed below are citizens of the United States of America.

DIRECTORS
                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                  MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
--------------------------------------  --------------------------------------------------------------------------

Mark Cohen                              Executive Vice President of Atlas Copco North America Inc., 1211 Hamburg
                                        Turnpike, Wayne, NJ 07470. Employed since January 28, 1974.

Sixten Nordmark                         General Counsel of Atlas Copco North America Inc., 1211 Hamburg Turnpike,
                                        Wayne, NJ 07470. Employed since August 1, 1989.

EXECUTIVE OFFICERS

Mark Cohen                              Executive Vice President of Atlas Copco North America Inc., 1211 Hamburg
                                        Turnpike, Wayne, NJ 07470. Employed since January 28, 1974.

Sixten Nordmark                         General Counsel of Atlas Copco North America Inc., 1211 Hamburg Turnpike,
                                        Wayne, NJ 07470. Employed since August 1, 1989.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

            By Mail:                Facsimile Transmission:     By Hand or Overnight Courier:
  Tender & Exchange Department    (for Eligible Institutions     Tender & Exchange Department
         P.O. Box 11248                      Only)                    101 Barclay Street
     Church Street Station              (212) 815-6213            Receive and Deliver Window
 New York, New York 10286-1248                                     New York, New York 10286

                          For Confirmation Telephone:
                                 (800) 507-9357

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers and locations set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: 1-800-223-2064
                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                           1-800-436-1019 (Toll Free)
                         (212) 449-8209 (Call Collect)